Exhibit 99.1
Harris Stratex Networks CEO Announces Plans to Retire
RESEARCH TRIANGLE PARK, NC, December 11, 2007 — Guy M. Campbell, president and chief executive officer of Harris Stratex Networks, Inc. (NASDAQ:HSTX) has announced his intention to retire at the end of the company’s current fiscal year (June 27, 2008). The Harris Stratex Board of Directors has initiated a search for a successor.
“Harris Stratex Networks represents the successful combination of two industry leaders and the creation of the world’s leading wireless transmission provider,” said Campbell. “Our integration and cost reduction plans are on track, revenue and orders are improving, and worldwide demand bodes well for the future of this business. The leadership team is completely focused on delivering the financial performance we have set forth for the company in fiscal year 2008.
“While this past year has been the most exciting and rewarding in my career, I look forward to the many plans I have for retirement,” Campbell added. “I intend to remain fully engaged and will help bring a successor on board and up to speed, in order to make this a smooth transition.”
“On behalf of the Harris Stratex Networks Board of Directors, and personally, I want to thank Guy for his leadership in the formation of our new company,” said Charles D. Kissner, chairman of Harris Stratex Networks. “Guy successfully led the integration of the former Harris Microwave Communications Division and Stratex Networks and has established a strong foundation on which his successor will build.”
Campbell, 61, joined Harris Corporation as president of its Microwave Communications Division in September 2003. He was appointed president and chief executive officer and a director of Harris Stratex Networks on January 26, 2007, following the combination of the Harris Microwave Communications Division and Stratex Networks, Inc. Campbell previously served as president and chief executive officer of Andrew Corporation. Prior to that, he was vice president of Enterprise Wireless Networks at Ericsson, where he spent 25 years in a number of leadership positions in engineering, marketing and general management.

“Guy has had a long and distinguished career, successfully leading communications technology companies,” said Howard L. Lance, chairman, president and chief executive officer of Harris Corporation and a director of Harris Stratex Networks. “I want to personally thank him for taking on this key leadership role of forming Harris Stratex Networks. The combination of these two wireless technology companies has created a market leader that will create significant additional value for all shareholders. We wish Guy a well deserved retirement with his family.”
About Harris Stratex Networks
Harris Stratex Networks, Inc. (NASDAQ: HSTX) is the world’s leading independent supplier of turnkey wireless transmission solutions. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. Customers in more than 135 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit www.HarrisStratex.com.
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Investor Contact:	Media Contact:
Mary McGowan	Kami Spangenberg
Summit IR Group Inc.	Harris Stratex Networks, Inc.
408-404-5401	919-767-5238
Mary@summitirgroup.com	Kami.Spangenberg@HSTX.com